UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2017

VULCAN MATERIALS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	001-33841	20-8579133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Urban Center Drive

Birmingham, Alabama 35242

(Address of principal executive offices) (zip code)

(205) 298-3000
Registrant's telephone number, including area code:

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of David P. Steiner to Board of Directors

On February 10, 2017, David P. Steiner was elected to the board of directors (the “Board”) of Vulcan Materials Company (the “Company”).

Mr. Steiner most recently served as Chief Executive Officer of Waste Management, Inc. (“WMI”) from March 2004 to November 2016 and as a member of the board of directors of WMI from March 2004 to January 2017. Mr. Steiner has served on the board of directors of FedEx Corporation since September 2009 and previously served on the board of directors of TE Connectivity Ltd. (formerly Tyco Electronics Corporation) from June 2007 to March 2016.

Mr. Steiner has been appointed to the Board’s Safety, Health and Environmental Affairs Committee and its Governance Committee. He will stand for re-election at the Company’s 2017 Annual Meeting of Shareholders (the “Annual Meeting”).

Mr. Steiner will receive the directors fees and stock-based compensation for directors previously disclosed in the Company’s proxy statement for its 2016 Annual Meeting of Shareholders.

There are no arrangements or understandings between Mr. Steiner and any other person or persons pursuant to which he was selected as a director. During the year ended December 31, 2016, WMI purchased approximately $1,162,000 worth of product from the Company, and the Company purchased approximately $1,012,000 worth of services from WMI, each of which is less than 1% of either company’s revenue for the year ended December 31, 2016. At times during the year ended December 31, 2016, Mr. Steiner served as President, Chief Executive Officer and as a member of the board of directors of WMI, and owns less than 1% of the outstanding common stock of WMI.

A copy of the Company’s press release announcing the election of Mr. Steiner to the Board is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Elaine L. Chao resigns from Board of Directors after being confirmed as U.S. Secretary of Transportation

The Company previously disclosed on Form 8-K that Elaine L. Chao notified the Company that she would resign from the Board effective if and when she was confirmed as Secretary of the United States Department of Transportation. Secretary Chao was confirmed by the United States Senate on January 31, 2017, and she resigned from the Board effective as of that date.

Douglas J. McGregor and Vincent J. Trosino will not stand for re-election at Annual Meeting in accordance with Director Retirement Policy

On February 10, 2017, each of Douglas J. McGregor and Vincent J. Trosino, who were elected for one-year terms expiring at the Annual Meeting, notified the Company that, in accordance with the Company’s director retirement policy in its Bylaws and Corporate Governance Guidelines, he will be retiring as a director of the Company and will not stand for re-election to the Board at the Annual Meeting. Each of Mr. McGregor and Mr. Trosino will continue to serve as a director and in his committee roles until the Annual Meeting.

Item 8.01	Other Events.

Increase in quarterly cash dividend on common stock

On February 10, 2017, the Board declared a quarterly cash dividend of twenty-five cents per share on its common stock, representing a 25% (five cents per share) increase over quarterly dividends paid in 2016. The dividend will be payable on March 10, 2017, to shareholders of record at the close of business on February 24, 2017.

A copy of the Company’s press release announcing the increased quarterly cash dividend is attached hereto as Exhibit 99.2, and is incorporated herein by reference.

Approval of share purchase authorization

On February 10, 2017, the Board authorized the purchase of an additional 8,243,243 shares of the Company’s common stock in order to refresh the number of shares authorized for purchase by the Company to 10,000,000. As of February 10, 2017, there were 1,756,757 shares remaining under the prior purchase authorization from the Board made on February 10, 2006. Depending upon market, business, legal and other conditions, the Company may purchase shares from time to time through open market purchases (including pursuant to plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended) and/or privately negotiated transactions. The authorization has no time limit, does not obligate the Company to purchase any specific number of shares, and may be suspended or discontinued at any time.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated February 10, 2017.

99.2	Press release dated February 10, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vulcan Materials Company

Date: February 10, 2017	By:	/s/ Jerry F. Perkins Jr.
		Name:	Jerry F. Perkins Jr.
		Title:	General Counsel and Secretary